SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 5, 2012

FIRST PACTRUST BANCORP, INC.
(Exact name of Registrant as specified in its Charter)

Maryland	001-35522	04-3639825
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

18500 Von Karman Avenue, Suite 1100, Irvine, California	92612
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 236-5211

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 6, 2012, First PacTrust announced the appointment of Ronald J. Nicolas, Jr. as Executive Vice President and Chief Financial Officer of First PacTrust, and Lonny D. Robinson as Executive Vice President and Chief Financial Officer of Pacific Trust Bank, a wholly-owned subsidiary of First PacTrust (“PacTrust Bank”). First PacTrust also announced the appointment of Craig S. Naselow as Executive Vice President, Treasurer and Chief Investment Officer of First PacTrust and PacTrust Bank.  The appointments coincide with the resignation of Marangal I. Domingo as Executive Vice President and Chief Financial Officer of First PacTrust and PacTrust Bank. Mr. Domingo’s resignation was given on November 5, 2012 and will become effective immediately following the filing of First PacTrust’s quarterly report on Form 10-Q for the quarter ended September 30, 2012.

Mr. Nicolas, who has served as a consultant to First PacTrust since October 18, 2012, became Executive Vice President of First PacTrust effective as of November 5, 2012 and will assume the duties of Chief Financial Officer of First PacTrust upon Mr. Domingo’s resignation.  Before joining First PacTrust, Mr. Nicolas served as Executive Vice President and Chief Financial Officer at each of: Carrington Holding Company, LLC (2009-2012); Residential Credit Holdings, LLC (2008-2009); Fremont Investment and Loan, a $14-billion financial institution (2005-2008); and Aames Investment/Financial Corp. (2001-2005). He earlier served in various capacities with KeyCorp, a $20-billion financial institution, including Executive Vice President Group Finance of KeyCorp (1998-2001), Executive Vice President, Treasurer and Chief Financial Officer of KeyBank USA (1994-1998), and Vice President Corporate Treasury (1993-1994). Mr. Nicolas is a graduate of Canisius College, Buffalo, NY (BS, 1981; MBA, 1989).

In connection with his appointment as Executive Vice President and Chief Financial Officer of First PacTrust, Mr. Nicolas, age 53, has entered into an employment agreement, with an effective date of November 5, 2012, that has a term ending on November 5, 2015, with successive renewals of an additional year on each anniversary of the effective date, commencing on November 5, 2015, unless one of the parties provides a notice of non-renewal.  The employment agreement provides Mr. Nicolas with a base salary of $325,000, subject to annual review and increase by the board of directors or compensation committee of First PacTrust. For each calendar year during the term of the agreement, Mr. Nicolas will be eligible to receive an annual bonus equal to up to 100% of his base salary, with a target bonus equal to 50% of base salary, based upon Mr. Nicolas’ performance, as determined by the board of directors or compensation committee of First PacTrust, in their sole discretion, based on the achievement of annual target performance goals established by the board of directors or the compensation committee of the board of directors. Upon execution of the employment agreement, Mr. Nicolas was granted 25,000 restricted shares of First PacTrust’s common stock, with such shares vesting in five equal annual installments, commencing upon the first anniversary of the effective date of the employment agreement. Mr. Nicolas also received a grant of options to purchase 75,000 shares of First PacTrust’s common stock with such options vesting in five equal annual installments, commencing upon the first anniversary of the effective date of the employment agreement. In the event of a termination of employment occurring after March 31, 2013 either due to a termination without “Cause” or a resignation for “Good Reason,” Mr. Nicolas is entitled to (i) twenty four months of continued payments based on an annual amount equal to $325,000,  (ii) the immediate vesting of the then-unvested stock options granted to Mr. Nicolas in connection with the execution of his employment agreement, and (iii) the continued vesting of any then-unvested restricted stock during the period Mr. Nicolas continues to serve on an advisory board of First PacTrust.  In addition, Mr. Nicolas will be subject to employee and customer non-solicitation restrictions while he is employed by First PacTrust, and for twenty four months following termination of employment under circumstances entitling him to severance benefits as described in the immediately preceding sentence, and perpetual confidentiality restrictions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST PACTRUST BANCORP, INC.

Date: November 9, 2012	By:	/s/ Richard Herrin
Richard Herrin
Executive Vice President, Chief Administrative Officer and Corporate Secretary